Exhibit 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the annual consolidated financial statements and related notes included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended January 31, 2022 (the “10-K”), as updated by Exhibit 99.1 to our Current Report on Form 8-K filed on November 14, 2022. The consolidated financial statements are presented in U.S. dollars (USD) rounded to the nearest thousand, with the amounts in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) rounded to the nearest tenth of a million. Therefore, differences in the tables between totals and sums of the amounts listed may occur due to such rounding.

The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below, in the annual consolidated financial statements and related notes included in Part II, Item 8 of the Form 10-K, and in the sections of the 10-K titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Our fiscal year end is January 31, and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal years ended January 31, 2022 and January 31, 2021 are referred to herein as fiscal year 2022 and fiscal year 2021, respectively.

Business Combination and Basis of Presentation

We were originally known as LGL Systems Acquisition Corp. (“LGL”). On August 26, 2021, LGL consummated the Business Combination with IronNet Cybersecurity, Inc. (“Legacy IronNet”) pursuant to the Business Combination Agreement (the “Merger”). Legacy IronNet survived the Merger as a wholly-owned subsidiary of LGL. In connection with the closing of the Merger, LGL changed its name from LGL Systems Acquisition Corp. to IronNet, Inc. The Merger was accounted for as a reverse recapitalization (the “Reverse Recapitalization”). Under this method of accounting, LGL is treated as the “acquired” company and Legacy IronNet is treated as the acquirer for financial reporting purposes. The Reverse Recapitalization was treated as the equivalent of Legacy IronNet issuing stock for the net assets of LGL, accompanied by a recapitalization. The net assets of LGL are stated at historical cost, with no goodwill or other intangible assets recorded.

As a result of Legacy IronNet being the accounting acquirer in the Merger, the financial reports filed with the SEC by the Company subsequent to the Merger are prepared as if Legacy IronNet is the accounting predecessor of the Company. The historical operations of Legacy IronNet are deemed to be those of the Company. See Note 3 in the accompanying annual consolidated financial statements for more information.

As a public company, we have been and will continue to be required to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to continue to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Overview

Gen. Keith B. Alexander (Ret.) founded our company in 2014 to solve the major cybersecurity problem he witnessed and defined during his tenure as former head of the NSA and founding Commander of U.S. Cyber Command: You can’t defend against threats you can’t see. Our innovative approach provides the ability for groups of organizations—within an industry sector, supply chain, state or country, for example—to see, detect and defend against sophisticated cyber attacks earlier and faster than ever before.

IronNet has defined a new market category called Collective Defense. IronNet has developed the Collective Defense platform, a solution that can identify anomalous (potentially suspicious or malicious) behaviors on computer networks and share this intelligence anonymously and in real time among Collective Defense community members. Collective Defense communities comprise groups of organizations that have common risks, such as a supply chain, a business ecosystem, or across an industry sector, a state, or a country. This cybersecurity model delivers timely, actionable, and contextual alerts and threat intelligence on attacks targeting enterprise networks, and functions as an early-warning detection system for all community members.

This new platform addresses a large and unwavering compound problem: limited threat visibility for increasingly borderless enterprises across sectors and at the national level, paired with ineffective threat knowledge sharing across companies and sectors and a “go it alone” approach to cybersecurity. These operational gaps, combined with market dynamics like the increased velocity of sophisticated cyber attacks and the deepening scarcity of qualified human capital, have set our mission to transform how cybersecurity is waged.

Our Business

We have focused on the development and delivery of a suite of advanced cybersecurity capabilities for detection, alerting, situational awareness and hunt/remediation combined into a comprehensive Collective Defense platform. We compliment these capabilities, delivered to both commercial and public sector enterprises, with professional services.

Software, Subscription and Support

Our primary line of business is the delivery of our integrated software capabilities through our Collective Defense platform. The platform is comprised of two flagship products:

IronDefense is an advanced NDR solution that uses AI-driven behavioral analytics to detect and prioritize anomalous activity inside individual enterprises. We leverage advanced AI/ML algorithms to detect previously unknown threats, which are those that have not been identified and “fingerprinted” by industry researchers, in addition to screening known threats, and apply our Expert System to prioritize the severity of the behaviors—all at machine speed and cloud scale.

IronDome is a threat-sharing solution that facilitates a crowdsource-like environment in which the IronDefense threat detections from an individual company are shared among members of a Collective Defense community, consisting of our customers who have elected to permit their information to be anonymously shared and cross-correlated by our IronDome systems. IronDome analyzes threat detections across the community to identify broad attack patterns and provides anonymized intelligence back to all community members in real time, giving all members early insight into potential incoming attacks. Automated sharing across the Collective Defense community enables faster detection of attacks at earlier stages.

Our Collective Defense platform is designed to deliver strong network effects. Every customer contributing its threat data (anonymously) into the community is able to reap benefits from the shared intelligence of the other organizations. The collaborative aspect of Collective Defense, and the resulting prioritization of alerts based on their potential severity, helps address the known problem of “alert fatigue” that plagues overwhelmed security analysts.

Our Collective Defense platform is largely cloud-deployed (public or private), though it is also available in on-premise and hybrid environments, and is scalable to include small-to-medium businesses and public-sector agencies as well as multinational corporations. We provide professional cybersecurity services such as incident response and threat hunting, as well as programs to help customers assess cybersecurity governance, maturity, and readiness. Our CS services are designed to create shared long-term success measures with our customers, differentiating us from other cybersecurity vendors by working alongside customers as partners and offering consultative and service capabilities beyond implementation.

Our Collective Defense platform is a subscription-based pricing and flexible delivery model, with 68% of our revenue for the year ended January 31, 2022 related to deployments involving our key public cloud providers Amazon Web Services and Microsoft Azure. We also support private cloud, or HCI such as Nutanix as well as on-premise environments through hardware and virtual options. To make it as easy as possible for customers to add Collective Defense into their existing security stack, we built a rich set of APIs that enable integrations with standard security products, including SIEM, SOAR, EDR, NGFW tools, and cloud-native logs from the major public cloud providers.

Professional Services

We sell professional services, including development of national cybersecurity strategies, cyber operations monitoring, security, training, red team, incident response and tailored maturity assessments. Revenue derived from these services is recognized as the services are delivered.

Financing to Date

Historically, we have financed our operations primarily through private placements of common stock, warrants and redeemable convertible preferred stock.

In connection with the execution of the Merger Agreement, a number of purchasers (each, a “Subscriber”) purchased an aggregate of 12,500,000 shares of our common stock (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $125.0 million. Transaction costs associated with the issuance of the PIPE shares were $21.2 million. As a result of the Merger, we also received $13.3 million held in Legacy LGL’s trust account from proceeds related to public trust shares, net of stockholder redemptions. Transaction costs related to the issuance of the trust shares were $9.0 million.

During fiscal year 2022, we incurred a net loss of $242.6 million, of which $156.6 million related to a non-cash expense related to the modification of Restricted Stock Units, as well as a further non-cash expense to reflect the increase in fair market value in Private Warrants through the dates they were exercised, and used $83.7 million in cash to fund our operations. As of January 31, 2022, we had $47.7 million of cash on hand to continue to fund operations.

We expect our capital and operating expenditures to increase in connection with our ongoing activities, as we:

1.	continue to invest in research and development related to new technologies;

2.	increase our investment in marketing and advertising, as well as the sales and distribution infrastructure for its products and services;

3.	maintain and improve operational, financial, and management information systems;

4.	hire additional personnel;

5.	obtain, maintain, expand, and protect our intellectual property portfolio; and

6.	enhance internal functions to support our operations as a publicly-traded company.

Key Factors Affecting Our Performance

New customer acquisition

Our future growth depends in large part on our ability to acquire new customers. If our efforts to attract new customers are not successful, our revenue may decline in the future. Our IronDefense and IronDome platforms are designed to be used in conjunction with point solutions to capture and share critical data and findings to enable our behavioral analytics to identify threats and for defenders to respond more accurately and quickly. We believe that we have significant room to capture additional market share and intend to continue to invest in sales and marketing to engage our prospective customers, increase brand awareness, and drive adoption of our solution.

Customer retention

Our ability to increase revenue depends in large part on our ability to retain existing customers.

Investing in business growth

Since inception, we have invested significantly in the growth of our business. While remaining judicious and targeted in our investments, we intend to continue to invest in our research and development team to lead product improvements, our sales team to broaden our brand awareness and our general and administrative expenses to increase for the foreseeable future given the additional expenses for finance, compliance and investor relations as we grow as a public company. In addition to our internal growth, we may also consider acquisitions of businesses, technologies, and assets that complement and bolster additional capabilities to our product offerings.

Key Business Metrics

We monitor the following key metrics to measure our performance, identify trends, formulate business plans and make strategic decisions.

Recurring Software Customers

We believe that our ability to increase the number of subscription and other recurring contract type customers on our platform is an indicator of our market penetration, the growth of our business, and our potential future business opportunities. We have a history of growing the number of customers who have contracted for our platforms on a recurring basis, which does not include our professional services customers. Our recurring software customers include customers who have a recurring contract for either or both of our IronDefense and IronDome platforms. These platforms are generally sold together, but they also can be purchased on a standalone basis. We have consistently increased the number of such customers period-over-period, and we expect this trend to continue as we increase subscription offerings to small and medium-sized businesses, in addition to increased subscription offerings for our larger enterprise customers. The following table sets forth the number of recurring software customers as of the dates presented:

	January 31,
	2022	2021
Recurring Software Customers	88	27
Year-over-year growth	226%	35%

Annual Recurring Revenue (“ARR”)

ARR is calculated at a particular measurement date as the annualized value of our then existing customer subscription contracts and the portions of other software and product contracts that are to be recognized over the course of the contracts and that are designed to renew, assuming any contract that expires during the 12 months following the measurement date is renewed on its existing terms. The following table sets forth our ARR as of the dates presented:

	January 31,
	2022	2021
	($ in millions)
Annual recurring revenues	$31.8	$25.8
Year-over-year growth	23%	72%

Dollar-based Average Contract Length

Our dollar-based average contract length is calculated from a set of customers against the same metric as of a prior period end. Because many of our customers have similar buying patterns and the average term of our contracts is more than 12 months, this metric provides a means of assessing the degree of built-in revenue repetition that exists across our customer base.

We calculate our dollar-based average contract length as follows:

a.	Numerator: We multiply the average total length of the contracts, measured in years or fractions thereof, by the respective revenue recognized for fiscal year 2022 and 2021, as applicable.

b.

Denominator: We use the revenue attributable to software and product customers for fiscal year 2022 and fiscal year 2021 in the numerator. This effectively represents the revenue base that is being generated by those customers.

Dollar-based average contract length is obtained by dividing the Numerator by the Denominator. Our dollar-based average contract length decreased from 2.9 to 2.7 years, or (7)%, for the year ended January 31, 2022 as compared to fiscal year 2021. As our revenues and our customer base increases, we expect our average contract length to trend downward over time. Declines in average contract length are not reflective of the average lifetime of a customer.

	January 31,
	2022	2021
	(in years)
Dollar-based average contract length	2.7	2.9

Calculated Billings

Calculated billings is a non-GAAP financial measure that we believe is a key metric to measure our periodic performance. Calculated billings represent our total revenue plus the change in deferred revenue in a period. Calculated billings in any particular period aims to reflect amounts invoiced or invoiceable to customers to access our software-based, cybersecurity analytics products, cloud platform and professional services, together with related support services, for our new and existing customers. We typically invoice our customers on multi-year or annual contracts in advance, either annually or monthly.

Calculated billings decreased $15.8 million, or (37)%, for fiscal year 2022 as compared to fiscal year 2021, primarily due to the timing of unusually high multi-year contract billings during the latter half of fiscal year 2021 as we typically invoice customers multi-year or annually in advance and, to a lesser extent, monthly in advance.

While we believe that calculated billings may be helpful to investors because it provides insight into the cash that will be generated from sales of our subscriptions, this metric may vary from period-to-period for a number of reasons, and therefore has a number of limitations as a quarter-to-quarter or year-over-year comparative measure. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our metric of calculated billings as a tool for comparison. Because of these and other limitations, you should consider calculated billings along with revenue and our other GAAP financial results.

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to calculated billings:

	Year Ended January 31,
	2022	2021	2022 vs 2021
	($ in millions)
Revenue	$27.5	$29.2	$(1.7)	(6)%
Add: Total Deferred revenue, end of period	33.6	34.0	(0.4)	-1
Less: Total Deferred revenue, beginning of period	34.0	20.3	13.7	67
Calculated billings	$27.1	$42.9	$(15.8)	(37)%

Adjusted Net Loss

The following table shows our Adjusted Net Loss, a non-GAAP measure, for fiscal year 2022, which excludes the impacts of stock-based compensation expense, the revaluation of the Private Warrants prior to their cashless exercise, and transaction costs incurred related to the Merger from our net loss. These expenses were nonexistent as of January 31,2021:

For the Year Ended January 31,
2022
($ in thousands)
Net loss	$(242,647)
Stock compensation expense (1)	156,596
Change in fair value of warrants liabilities	11,265
Transaction costs expense (2)	3,166
Adjusted Net Loss	$(71,620)

1.

Total stock based compensation of $156.6 million has been recorded within research and development of $22.9 million, sales and marketing of $51.8 million, and general and administrative expense of $81.9 million on the statement of operations

2.	Transaction expenses have been recorded within general and administrative expense on the statement of operations

Components of Our Results of Operations

Revenue

Our revenues are derived from sales of product, subscriptions, subscription-like software products and software support contracts as well as from professional services. Products, subscriptions and support revenues accounted for 92% of our revenue in fiscal year 2022 and for 85% of our revenue in fiscal year 2021. Professional services revenues accounted for 8% of our revenue in fiscal year 2022 as compared to 15% in fiscal year 2021.

Our typical customer contracts and subscriptions range from one to five years. We typically invoice customers annually, in advance. We combine intelligence dependent hardware and software licenses as well as subscription-type deliverables with the related threat intelligence and support and maintenance as a single performance obligation, as it delivers the essential functionality of our cybersecurity solution. Most companies also participate in the IronDome collective defense software solution that provides them access to IronNet’s collective defense infrastructure linking participating stakeholders. As a result, we recognize revenue for this single performance obligation ratably over the expected term with the customer. Amounts that have been invoiced are recorded in deferred revenue or they are recorded in revenue if the revenue recognition criteria have been met. Significant judgment is required for the assessment of material rights relating to renewal options associated with our contracts.

Professional services revenues are generally sold separately from our products and include services such as development of national cyber security strategies, cyber operations monitoring, security, training, red team, incident response and tailored maturity assessments. Revenue derived from these services is recognized as the services are delivered.

Cost of Revenue

Cost of product, subscription and support revenue includes expenses related to our hosted security software, employee-related costs of our customer facing support, such as salaries, bonuses and benefits, an allocated portion of administrative costs and the amortization of deferred costs.

Cost of professional services revenue consists primarily of employee-related costs, such as salaries, bonuses and benefits, cost of contractors and an allocated portion of administrative costs.

Gross Profit

Gross profit, calculated as total revenue less total costs of revenue is affected by various factors, including the timing of our acquisition of new customers, renewals from existing customers, the data center and bandwidth costs associated with operating our cloud platform, the extent to which we expand our customer support organization, and the extent to which we can increase the efficiency of our technology and infrastructure through technological improvements. Also, we view our professional services in the context of our larger business and as a significant lead generator for future product sales. Because of these factors, our services revenue and gross profit may fluctuate over time.

Operating Expenses

Research and development

Our research and development efforts are aimed at continuing to develop and refine our products, including adding new features and modules, increasing their functionality, and enhancing the usability of our platform. Research and development costs primarily include personnel-related costs and acquired software costs. Research and development costs are expensed as incurred.

Sales and marketing

Sales and marketing expenses consist primarily of employee compensation and related expenses, including salaries, bonuses and benefits for our sales and marketing employees, sales commissions that are recognized as expenses over the period of benefit, marketing programs, travel and entertainment expenses, and allocated overhead costs. We capitalize our sales commissions and recognize them as expenses over the estimated period of benefit.

We intend to continue to make significant investments in our sales and marketing organization to drive additional revenue, further penetrate the market and expand our global customer base. In particular, we will continue to invest in growing and training our sales force, broadening our brand awareness and expanding and deepening our channel partner relationships. We expect our sales and marketing expenses to decrease as a percentage of our revenue over the long term, although our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.

General and administrative

General and administrative costs include salaries, stock-based compensation expenses, and benefits for personnel involved in our executive, finance, legal, people and culture, and administrative functions, as well as third-party professional services and fees, and overhead expenses.

We expect that general and administrative expenses will increase in absolute dollars as we hire additional personnel and enhance our systems, processes, and controls to support the growth in our business as well as our increased compliance and reporting requirements as a public company.

Other income

Other income consists primarily of interest income.

Other expense

Other expense consists primarily of interest expense and foreign currency exchange losses.

Change in fair value of warrants liabilities

Change in fair value of warrants liabilities consists of the change in the fair value of warrants between the time on which they were valued as of the prior quarterly reporting period and the date on which they were exercised.

Provision for income taxes

Provision for income taxes consists of federal and state income taxes in the United States and income taxes and withholding taxes in certain foreign jurisdictions in which we conduct business. We maintain a full valuation allowance on our U.S. federal and state deferred tax assets.

Results of Operations

Comparison of Fiscal Year 2022 and Fiscal Year 2021

The following tables set forth our consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented and the year over year change for each line item in dollar amounts and as a percentage:

	Fiscal Year Ended January 31,				2022 vs 2021
	2022		2021		Change $	Change %
	($ in thousands)
Product, subscription and support revenue	$25,347	92%	$24,701	85%	$646	3%
Professional services revenue	2,197	8%	4,526	15%	(2,329)	(51)%
Total revenue	27,544	100%	29,227	100%	(1,683)	(6)%
Cost of product, subscription and support revenue	8,225	30%	5,393	18%	2,832	53%
Cost of professional services revenue	1,158	4%	1,629	5%	(471)	(29)%
Total cost of revenue	9,383	34%	7,022	24%	2,361	34%
Gross profit	18,161	66%	22,205	76%	(4,044)	(18)%
Operating expenses
Research and development	52,899	192%	25,754	88%	27,145	105%
Sales and marketing	82,922	301%	30,381	104%	52,541	173%
General and administrative	112,099	407%	21,347	73%	90,752	425%
Total operating expenses	247,920	900%	77,482	265%	170,438	220%
Operating loss	(229,759)	-834%	(55,277)	-189%	(174,482)	316%
Other income	25	0%	71	0%	(46)	(65)%
Other expense	(1,183)	-4%	(90)	0%	(1,093)	1,214%
Change in fair value of warrants liabilities	(11,265)	-41%	—	0%	(11,265)	100%
Loss before income taxes	(242,182)	-879%	(55,296)	-189%	(186,886)	338%
Provision for income taxes	(465)	-2%	(77)	0%	(388)	504%
Net loss	$(242,647)	-881%	$(55,373)	-190%	$(187,274)	338%

Revenue

Total revenue decreased by $1.7 million or (6)% in fiscal year 2022 compared to fiscal year 2021.

Product, subscription and support revenue increased by $0.6 million primarily due to the net effect of the Company’s transition from contracts that had material non-recurring elements which would not renew in full, replaced by revenues from contract forms that were designed to fully renew with legacy customers and signing new customers.

Professional services revenue decreased $2.3 million or (51)% in fiscal year 2022 compared to fiscal year 2021, primarily due to the completion of a national cybersecurity strategy engagement in EMEA and a key enterprise engagement, in fiscal year 2021. Professional services accounted for 8% of our total revenue in fiscal year 2022 and 15% of our total revenue in fiscal year 2021.

Cost of revenue

Total cost of revenue increased by $2.4 million or 34%, in fiscal year 2022, compared to fiscal year 2021. Cost of product, subscription and support revenue increased by $2.8 million or 53%, in fiscal year 2022, compared to fiscal year 2021. The increase was due primarily to an increase in customer count during fiscal year 2022 as compared to fiscal year 2021, as well as costs incurred to fully ramp cloud hosting environments related to a significant revenue customer that was onboarded in fiscal year 2021, and a $0.7 million charge due to one-time product, subscription and support cost adjustments.

Cost of professional service revenue decreased by $0.5 million or (29)% in fiscal year 2022, compared to fiscal year 2021. The decrease in cost of service revenue was primarily due to a decrease in overall professional services revenue in 2022 compared to fiscal year 2021.

Gross Profit and Gross Margin

Customer mix changes resulted in a decrease in software gross margin to 68% in fiscal year 2022 compared to 78% in fiscal year 2021, and a decrease in professional services gross margin to 47% in fiscal year 2022 as compared to 64% in fiscal year 2021. The decrease in margin in fiscal year 2022 as compared to 2021 for software was primarily the result of onboarding a significant revenue customer in fiscal year 2021 which did not fully ramp their cloud costs until fiscal year 2022, and the delivery of a key significant service contract in EMEA in fiscal year 2021. Professional services margin will continue to be volatile contract to contract as we scale our business.

We expect that gross margins will improve in the near term. The in-period effect of the one-time adjustments to product, subscription and support gross margin related to an amortization catch-up for deployed sensors of $0.7 million was 2.0% impact to gross margin in fiscal year 2022. Margins may remain volatile compared to fiscal year 2021 due to the continuing presence of large contracts in our revenue mix.

The following tables show gross profit and gross margin, respectively, for software products and support revenue and professional services revenue for fiscal year 2022 as compared to fiscal year 2021.

	Fiscal Year Ended January 31,		2022 vs 2021
	2022	2021	Change $	Change %
	($ in thousands)
Product, subscription and support gross profit	$17,122	$19,308	$(2,186)	(11)%
Professional services profit	1,039	2,897	(1,858)	(64)%
Total gross profit	$18,161	$22,205	$(4,044)	(18)%

	2022	2021	Change
Product, subscription and support margin	67.6%	78.2%	(10.6)%
Professional services margin	47.3%	64.0%	(16.7)%
Total gross margin	65.9%	76.0%	(10.1)%

Operating expenses

Research and development

Research and development expenses increased by $27.1 million or 105%, in fiscal year 2022, compared to fiscal year 2021, primarily as the result of non-cash stock compensation expenses of $22.9 million, which was triggered by the modification of the restricted stock units. The remaining increase of $4.2 million was driven by the ramping of external costs to support product development and the increase in internal headcount, with some increase driven by cloud computing costs.

Overall research and development expenditure was 192% of total revenues in fiscal year 2022 as compared to 88% in fiscal year 2021, with the increase primarily being driven by an increase in non-cash stock compensation expense. We expect that our overall research and development expenditure rate as a percentage of revenues will decline in the future as compared to fiscal year 2022.

Sales and marketing

Sales and marketing expenses increased by $52.5 million or 173% in fiscal year 2022 as compared to fiscal year 2021, primarily as the result of non-cash stock compensation expenses of $51.8 million, which was triggered by the modification of the restricted stock units. The remaining increase of $0.7 million is due to the expansion of sales and marketing efforts as the Company is focused on growth.

Overall sales and marketing expenditure was 301% of total revenues in fiscal year 2022 as compared to 104% in fiscal year 2021, with the increase primarily being driven by the increase in non-cash stock compensation expense. We expect that our overall sales and marketing expenditure rate as a percentage of revenues will decline in the future as compared to fiscal year 2022.

General and administrative

General and administrative expenses increased by $90.8 million or 425% in fiscal year 2022, as compared to fiscal year 2021, primarily due to non-cash stock compensation expenses of $81.9 million, which was triggered by the modification of the restricted stock units. The remaining increase of $8.9 million was the result of an increase in costs related to becoming a publicly traded company and the overall efforts to grow and support business operations, including increased headcount, directors and officers insurance costs, and the implementation of systems to support operations as a public company.

Overall general and administrative expense was 407% of total revenues in fiscal year 2022 as compared to 73% in fiscal year 2021, with the increase primarily being driven by the increase in non-cash stock compensation expense. We expect that our overall G&A expenditure rate as a percentage of revenues will decline in the future.

Other income

Other income decreased by $46 thousand or (65)% in fiscal year 2022, compared to fiscal year 2021, primarily as the result of interest income.

Other expense

Other expense decreased by $1.1 million or 1,214% in fiscal year 2022, compared to fiscal year 2021, primarily as the result of interest expense related to loans outstanding during the year. These debts and the interest were paid off at the date of the Merger.

Change in fair value of warrants liabilities

Simultaneously with the closing of the Initial Public Offering, LGL Systems Acquisition Holding Company, LLC, a Delaware limited liability company, purchased an aggregate of 5,200,000 Private Warrants at a price of $1.00 per Private Warrant, for an aggregate purchase price of $5.2 million from Legacy LGL in a private placement that occurred simultaneously with the completion of the Initial Public Offering. Each Private Warrant entitles the holder to purchase one share of common stock at $11.50 per share. The purchase price of the Private Warrants was added to the proceeds from the Initial Public Offering and was held in the Trust Account until the closing of the Merger. The Private Warrants (including the shares of common stock issuable upon exercise of the Private Warrants) were not transferable, assignable or salable until 30 days after the closing date of the Merger, and they may be exercised on a cashless basis and are non-redeemable so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees.

The warrants issued by Legacy LGL, our legal predecessor, to purchase its common stock in a private placement concurrently with its Initial Public Offering (the “Private Warrants”), were evaluated under ASC 815-40, Derivatives and Hedging—Contracts in Entity’s Own Equity, and it was determined that they do not meet the criteria to be classified as stockholders’ equity, and as such will be accounted for as liabilities, as further discussed in Note 1 of the notes to our consolidated financial statements included in this Form 10-K.

For the private warrants that have been exercised since the date of the Merger, the change in fair value of warrants liabilities consists of the change in fair value between the date on which they were valued, which is the date of the Merger, through the date on which they were exercised. The change in fair value of warrant liabilities for those private warrants that remain outstanding at the end of fiscal year 2022 consists of the change in fair value between the date of the Merger and January 31, 2022.

Provision for income taxes

The change in provision for income taxes was immaterial to the results of operations primarily due to our continued net loss position, the accumulation of net loss carryforwards, and offsetting valuation allowance.

Liquidity and Capital Resources

Sources of Liquidity

We have incurred losses and negative cash flows from operations since inception. Through January 31, 2022, we have funded our operations with proceeds from sales of common stock and redeemable convertible preferred stock, proceeds related to the public trust shares held by LGL that were received as part of the recapitalization, loans, and receipts from sales of our products and services to customers in the ordinary course of business. As of January 31, 2022, we had cash and cash equivalents of $47.7 million, with no debt outstanding as of the end of the fiscal year.

In accordance with Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), we have evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about our ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. For the year ended January 31, 2022, we incurred a net loss of $242.6 million, and as of January 31, 2022, we had an accumulated deficit of $417.7 million. In addition, during the year ended January 31, 2022, we used $83.7 million of cash in operating activities. Because of the numerous risks and uncertainties associated with our commercialization and development efforts, we are unable to predict when we will become profitable, and we may never become profitable. Our inability to achieve and then maintain profitability would negatively affect our business, financial condition, results of operations and cash flows.

As of July 31, 2022, we had cash and cash equivalents of $9,650, receivables of $9,227, and no debt.

As of January 31, 2022, we had approximately 8.6 million Warrants outstanding. Each Warrant is exercisable to purchase one share of common stock at $11.50 per share. Assuming the exercise in full of all of the Warrants for cash, we would receive up to an aggregate of approximately $99 million from the exercise of the Warrants. However, there can be no assurances that the Warrants will ever be exercised or that we will receive any proceeds from the exercise thereof.

Tumim Stone Capital Committed Equity Financing

On February 11, 2022, we entered into the Purchase Agreement with Tumim, pursuant to which Tumim has committed to purchase up to $175 million of common stock (the “Total Commitment”), at our direction from time to time, subject to the satisfaction of the conditions in the Purchase Agreement. Also on February 11, 2022, we entered into a registration rights agreement with Tumim (the “Registration Rights Agreement”), pursuant to which we have filed with the SEC the registration statement to register for resale under the Securities Act, the shares of common stock that have been and may be issued to Tumim under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, at the time we signed the Purchase Agreement and the Registration Rights Agreement, we paid a cash fee of $1.75 million, or 1% of the Total Commitment, to Tumim as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.

The sales of common stock by us to Tumim under the Purchase Agreement, if any, will be subject to certain limitations and may occur, from time to time at our sole discretion, over the approximately 36-month period commencing upon the initial satisfaction of all conditions to Tumim’s purchase obligations set forth in the Purchase Agreement (the “Commencement,” and the date on which the Commencement occurs, the “Commencement Date”), including that the registration statement covering the resale by Tumim of shares of common stock that have been and may be issued under the Purchase Agreement is declared effective by the SEC. From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion, to direct Tumim to purchase certain amounts of our common stock, subject to certain limitations in the Purchase Agreement, that we specify in purchase notices that we deliver to Tumim under the Purchase Agreement (each such purchase, a “Purchase”). Shares of common stock will be issued to Tumim at either a (i) 3% discount to the average daily volume weighted average price (the “VWAP”) of the common stock during the three consecutive trading days from the date that a purchase notice with respect to a particular purchase (a “VWAP Purchase Notice”) is delivered to Tumim (a “Forward VWAP Purchase”), or (ii) 5% discount to the lowest daily VWAP during the three consecutive trading days from the date that a VWAP Purchase Notice with respect to a particular purchase is delivered to Tumim (an “Alternative VWAP Purchase”). Each VWAP Purchase Notice to Tumim will specify whether the applicable purchase is a Forward VWAP Purchase or an Alternative VWAP Purchase, and will direct that Tumim purchase the applicable number of shares of common stock at the applicable purchase price. There is no upper limit on the price per share that Tumim could be obligated to pay for the common stock under the Purchase Agreement. The purchase price per share of common stock to be sold in a Purchase will be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

Tumim Unsecured Convertible Promissory Note

On September 14, 2022, we also entered into a securities purchase agreement (the “Securities Purchase Agreement”) with 3i LP (“3i”), which is an affiliate of Tumim, pursuant to which we issued a senior unsecured convertible promissory note to 3i for gross proceeds to us of $10,000. The initial promissory note has a principal balance of $10,300 and will have an 18-month term. Outstanding principal amounts will accrue interest at a rate of 5% per year. Beginning on the first day of the calendar month after 90 days have elapsed from the issuance of the initial promissory note, we will be obligated to make 15 monthly installment payments of principal and accrued interest. Subject to conditions and limitations set forth in the Securities Purchase Agreement, each of us and 3i may elect to convert outstanding principal and interest payments into shares of our common stock. Subject to a number of conditions set forth in the securities purchase agreement with 3i, including specified minimum trading prices and trading volumes, and the repayment or conversion of a specified portion of the initial convertible promissory note, we may borrow an additional $15,000 from 3i on the same terms and conditions as will be set forth in the initial convertible promissory note.

Long- Term Liquidity Requirements

Following the closing of the Merger, we no longer have any indebtedness, as all amounts then outstanding were repaid.

Our future capital requirements will depend on many factors, including, but not limited to the rate of our growth, our ability to attract and retain customers and their willingness and ability to pay for our products and services, and the timing and extent of spending to support our multiple and ongoing efforts to market and continue to develop our products. Further, we may enter into future arrangements to acquire or invest in businesses, products, services, strategic partnerships, and technologies. The proceeds available under the equity line with Tumim and under the convertible note financing with 3i may not be sufficient to fund our operations in which case we will be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If additional funds are not available to us on acceptable terms, or at all, our business, financial condition, and results of operations would be adversely affected.

The timing and extent of spending to support our efforts to market and continue to develop our products in fiscal 2023 has been in excess of forecasted levels and the delayed timing and magnitude of contracts with customers have been below the levels previously anticipated. Based on our current operating plans and after considering the liquidity sources described above, management believes that we may not have sufficient cash and cash equivalents and capital resources to support planned operations for at least one year from the date of issuance of these consolidated financial statements. Management has concluded that there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might become necessary should we be unable to continue as a going concern.

Cash Flows

For Fiscal Year 2022 and Fiscal Year 2021

The following table summarizes our cash flows for the periods presented:

	Year Ended January 31,
	2022	2021
	(in millions)
Net cash used in operating activities	$(83.7)	$(42.7)
Net cash (used in) provided by investing activities	$(3.9)	$0.1
Net cash provided by financing activities	$103.4	$63.3

Operating Activities

Net cash used in operating activities during fiscal year 2022 was $(83.7) million, which resulted from a net loss of $(242.6) million, primarily driven by the modification of the restricted stock units awards of $156.6 million and related non-cash expenses. There was also an increase in the fair value of warrants liabilities of $11.3 million and an increase in accrued expenses. This was offset by an increase in accounts receivable of $3.2 million, attributable to higher than usual, multi-year cash prepayments received in 2021 as compared to the current year, and an increase in inventory of $0.5 million. We also saw a decrease in services revenue and increases in cost of sales totaling approximately $2.8 million as more customers’ analytics came more fully online during 2022.

Net cash used in operating activities during fiscal year 2021 was $(42.7) million, which resulted from a net loss of $(55.4) million, primarily driven by growth-related operating expenses exceeding gross profits from sales, adjusted for non-cash charges of $1.4 million and net cash inflows of $11.3 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $1.2 million of depreciation and amortization expense, $0.2 million in losses on the sale of fixed assets as the result of the closure of facilities, offset by a net credit in stock-based compensation expense due to increased forfeiture rates in fiscal 2021. Cash used in operating activities during fiscal year 2021 benefited from the change in deferred revenue of $13.7 million, offset by a decrease in accounts receivable of $3.4 million, which were the result of timing of new customer contracts.

Investing Activities

Net cash used in investing activities during fiscal year 2022 of $(3.9) million was primarily due to $(3.9) million in purchases of property and equipment.

Net cash provided by investing activities during fiscal year 2021 of $0.1 million was primarily due to $1.0 million in proceeds from the maturity of investments and $0.1 million in proceeds from the sale of property and equipment offset by $1.0 million in purchases of property and equipment.

Financing Activities

Net cash provided by financing activities of $103.4 million during fiscal year 2022 was primarily due to gross proceeds from the Merger recapitalization of $13.3 million and issuance of PIPE Shares of $125.0 million and bank borrowings of $15.0 million, offset by loan repayments of $5.6 million.

Net cash provided by financing activities of $63.3 million during fiscal year 2021 was primarily due to net proceeds from our sale of preferred stock of $57.4 million, the net proceeds from loans of $5.6 million and the issuance of common stock, including upon exercise of stock options by employees of $0.3 million.

Contractual obligations

Our principal commitments consist of lease obligations for office space. As of January 31, 2022, we had lease payment obligations of $4.0 million, of which $1.0 million is payable within twelve months. For more information regarding our lease obligations, see Note 12, Commitments and Contingencies to the consolidated financial statements.

During fiscal year 2022 and in future years, we have made and expect to continue to make additional investments in our product, scale our operations, and continue to enhance our security measures. We will continue to expand the use of software systems to scale with our overall growth.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements require us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

The critical accounting policies, assumptions and judgements that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

Our revenues are derived from sales of software, subscriptions, support and maintenance, and other services. We satisfy our performance obligations to recognize revenue for a single performance obligation ratably over the expected term with the customer.

Revenue is recognized when all of the following criteria are met:

1.

Identification of the contract, or contracts, with a customer—A contract with a customer to account for exists when (i) we enter into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and the parties are committed to perform, and (iii) we determine that collection of substantially all consideration to which we will be entitled in exchange for goods or services that will be transferred is probable based on the customer’s intent and ability to pay the promised consideration.

2.

Identification of the performance obligations in the contract—Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, we apply judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.

3.	Determination of the transaction price—The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer.

4.

Allocation of the transaction price to the performance obligations in the contract—We allocate the transaction price to each performance obligation based on the amount of consideration expected to be received in exchange for transferring goods and services to the customer. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation on a relative standalone selling price based on the observable selling price of our products and services.

5.

Recognition of revenue when, or as, we satisfy performance obligations—We satisfy performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at or over the time the related performance obligation is satisfied by transferring a promised good or service to a customer.

Costs to Obtain or Fulfill a Contract

We capitalize incremental costs of obtaining a non-cancelable subscription and support revenue contract and on professional services revenue as contract acquisition costs. The capitalized amounts consist primarily of sales commissions paid to our direct sales force. The capitalized amounts are recoverable through future revenue streams under all non-cancelable customer contracts. Amortization of capitalized costs, which occurs on a straight line basis, is included in sales and marketing expense in the accompanying consolidated statements of operations. Contract fulfillment costs include appliance hardware and installation costs that are essential in providing the future benefit of the solution, which are also capitalized. We amortize our contract fulfillment costs ratably over the contract term in a manner consistent with the related revenue recognition on that contract and are included in cost of revenue.

Stock-based Compensation

Stock compensation expense for stock options is recognized on a straight line basis and with a provision for forfeitures matched to historical experience for matured grant cohorts. Stock compensation expense for RSUs granted under the 2014 Plan, which contain both service and performance conditions, is recognized on a graded-scale basis matched to the length and vesting tranches for each grant. Stock compensation expense for RSUs granted under the 2021 Plan have only service vesting conditions. Expense will be recognized on a straight-line basis for all RSU awards with only service conditions. In the event that a RSU grant holder is terminated before the award is fully vested for RSUs granted under either Plan, the full amount of the unvested portion of the award will be recognized as a forfeiture in the period of termination.

We use the Black-Scholes pricing model to estimate the fair value of options on the date of grant. On August 26, 2021, the Board determined that the Liquidity Event Satisfaction for the restricted stock units will be deemed to have been met as a result of the Merger and authorized that the shares of common stock subject to the awards will be delivered, in accordance with the terms of the Restricted Stock Unit Agreement. The Board’s determination of the Liquidity Event Satisfaction being met as a result of the Merger qualified as a modification of the original terms of the RSU Agreements as of the date of the Merger. All RSUs issued prior to the completion of the Merger were re-valued using a fair value of $12.85, which was the closing share price of our common stock on that date. Subsequent to the closing of the Merger, the fair value of RSUs will be based on the fair value of our common stock on the date of the grant.

As a consequence, we recognized non-cash expense subsequent to the Merger in an amount of $156.6 million related to 20,127,730 outstanding RSUs. This consists of $155.5 million associated with RSUs on a graded vesting schedule, which were issued under the 2014 Plan and $1.1 million associated with RSUs on a straight-line vesting schedule, issued under the 2021 Plan. 10,638,068 RSUs remain unvested as of January 31, 2022.

The use of a valuation model requires management to make certain assumptions with respect to selected model inputs. We grant stock options at exercise prices determined equal to the fair value of common stock on the date of the grant. The fair value of our common stock at each measurement date is based on a number of factors, including the results of third-party valuations, our historical financial performance, and observable arms-length sales of our capital stock including convertible preferred stock, and the prospects of a liquidity event, among other inputs. We estimate an expected forfeiture rate for stock options, which is factored into the determination of stock-based compensation expense. The volatility assumption is based on the historical and implied volatility of our peer group with similar business models. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected life assumed at the date of grant. The dividend yield percentage is zero because we do not currently pay dividends nor do we intend to do so in the future.

These estimates involve inherent uncertainties and the use of different assumptions may have resulted in stock-based compensation expense that was different from the amounts recorded.

Recently Issued Accounting Standards

Refer to Note 1 of the notes to our consolidated financial statements included in this Form 10-K for our assessment of recently issued and adopted accounting standards.

Emerging Growth Company (“EGC”) Status

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. We have elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements may or may not be comparable to companies that comply with new or revised accounting pronouncements as of public companies’ effective dates.